UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2005

(Exact name of registrant as specified in its charter)
KENTUCKY (State or other jurisdiction of incorporation or organization)	0-1469 (Commission File Number)	61-0156015 (IRS Employer Identification No.)
700 Central Avenue Louisville, KY 40208 (Address of principal executive offices) (Zip Code)
(502) 636-4400 Registrant's telephone number, including area code
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement.

        On July 6, 2005, Churchill Downs California Company (“CDCC”), a wholly owned subsidiary of Churchill Downs Incorporated (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Bay Meadows Land Company, LLC (the “Purchaser”), pursuant to which CDCC will sell, and Purchaser will acquire, the Hollywood Park Racetrack horse racing facility and the Hollywood Park Casino card club casino located in Inglewood, California. Pursuant to the Agreement, the Purchaser will acquire substantially all of the assets of CDCC used in its operation of the Hollywood Park Racetrack which includes land, buildings, improvements and equipment, and the building in which the Hollywood Park Casino is operated and related fixtures (the “Casino Building”) (the acquired assets associated with the Hollywood Park Racetrack and the Casino Building are collectively referred to as the “Assets”). The Assets include approximately 238 acres of land upon which the Hollywood Park Racetrack and the Casino Building are located. The Hollywood Park Casino is leased by CDCC to Pinnacle Entertainment, Inc. (the “Casino Lease”), along with a license for certain trademarks, logos and tradenames (the “License Agreement”), and the Casino Lease and the License Agreement will be assigned to and assumed by the Purchaser pursuant to the Agreement. The Hollywood Park Casino is operated under a sublease from Pinnacle Entertainment, Inc. to Century Gaming Management, Inc. as tenant. Other than the Casino Building and the Casino Lease and License Agreement, the assets related to the Hollywood Park Casino are not owned by CDCC and are not included in the assets to be transferred to Purchaser under the Agreement.

        The Purchaser agreed to pay CDCC Two Hundred Sixty Million Dollars ($260,000,000) cash for the Assets, and in addition the Purchaser agreed to assume and perform certain liabilities of CDCC relating to the Assets, subject to certain adjustments contained in the Agreement. Upon execution of the Agreement, the Purchaser paid into escrow Ten Million Dollars ($10,000,000) as a deposit to be applied to the purchase price at closing, to occur on September 23, 2005 unless extended pursuant to the Purchase Agreement.

        In the Purchase Agreement, the parties agreed to enter into at the closing of the transactions contemplated by the Purchase Agreement a reinvestment agreement among the Purchaser, Stockbridge HP Holdings Company, LLC, a subsidiary of the Purchaser, and Churchill Downs Investment Company (the “Reinvestment Agreement”). Pursuant to the Reinvestment Agreement, Churchill Downs Investment Company, a wholly owned subsidiary of the Company, will have the option to reinvest in the Hollywood Park Racetrack business, in the event of certain triggering events which would allow the Hollywood Park Racetrack business to engage in electronic gaming, or other significant gaming and/or subsidies not currently authorized.

        The Purchase Agreement provides for a liquidated damages payment to CDCC of Fifteen Million Dollars ($15,000,000) related to the Reinvestment Agreement and other consequential damages arising as a result of lost profits if, prior to three years after the date of closing, the Purchaser terminates the Hollywood Park Racetrack business for reason other than Hollywood Park Racetrack’s allocation of a number of racing dates that is less than the number of racing dates historically allocated to Hollywood Park Racetrack and the Purchaser’s determination that continued operation of the business would be reasonably likely to result in net cash flow (as defined in the Purchase Agreement) of zero dollars or less during the current or any following year.

In addition, the Purchaser agreed to make up to Five Million Dollars ($5,000,000) of capital improvements to Hollywood Park Racetrack if the allocation of racing dates to Hollywood Park Racetrack for each of the three years immediately following the closing is not less than the number of racing dates historically allocated to Hollywood Park Racetrack, and if such improvements are not made as required by the Purchase Agreement, Purchaser is obligated to pay CDCC liquidated damages in the amount of Five Million Dollars ($5,000,000) less the amount actually spent on such improvements.

        The Purchase Agreement also contains customary representations and warranties, covenants and conditions, including mutual indemnification provisions relating to the liabilities and obligations of CDCC and Purchaser.

        The Company expects to use the net proceeds from the sale of the Assets for general corporate purposes, which may include the reduction of indebtedness.

        The foregoing description of the Purchase Agreement, including the description of the Reinvestment Agreement, is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 hereto, including the Reinvestment Agreement attached as Exhibit F thereto. A copy of the press release announcing the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01      Financial Statements and Exhibits.

Exhibit No.	Description
Exhibit 10.1	Asset Purchase Agreement between Churchill Downs California Company and Bay Meadows Land Company, LLC dated as of July 6, 2005.
Exhibit 99.1	Press Release dated July 6, 2005.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCHILL DOWNS INCORPORATED
Date: July 12, 2005	By:/s/Michael W. Anderson Michael W. Anderson Vice President Finance and Treasurer

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Note for Edgar filing: Include the following after the signature page to Exhibit 10.1:

Exhibits and schedules to Exhibit 10.1, other than Exhibit F - Reinvestment Agreement (without the exhibits thereto), have been intentionally omitted because they are not material. The registrant agrees to furnish such omitted exhibits and schedules supplementally to the Commission upon request.

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